Exhibit 99.4

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE DISTRICT OF DELAWARE

In Re: HECHINGER INVESTMENT COMPANY OF DELAWARE, INC., ET AL., Debtors	) ) ) ) ) )	Chapter 11 Case No. 99-02261 (PJW) Jointly Administered

STIPULATION BETWEEN THE LIQUIDATION TRUST AND

FLEET RETAIL FINANCE, INC. (REFERENCE DOCKET NO. 5567)

      The Liquidation Trust (the “Trust”) and Fleet Retail Finance, Inc. (“Fleet Retail”) hereby stipulate and agree upon the following facts:

      WHEREAS, on September 17, 2001, in compliance with the proposed First Amended Consolidated Plan of Liquidation (the “Plan”), Fleet Retail filed its Motion to Increase the Fleet Reserve Under the Plan and for Order Providing for a Soft Cap and a Reimbursement Mechanism (“Motion to Increase the Fleet Reserve”);

      WHEREAS, on September 19, 2001, Fleet Retail filed its Renewed Motion for Adequate Protection and for Preservation of Rights and Exercise of Powers under June 11, 1999 Order to Maintain the Status Quo Ante upon the Bringing of any Claims under Paragraph 9 of that Order (“Renewed Motion for Adequate Protection”);

      WHEREAS, on July 11, 2002, the Trust filed Motion of the Liquidation Trust for Entry of an Order Establishing Amounts of Disputed Claim Reserves (the “Motion to Establish Reserves”);

      WHEREAS, Fleet Retail filed its Objection to the Motion to Establish Reserves on July 30, 2002; and

      WHEREAS, the Motion to Increase the Fleet Reserve, the Renewed Motion for Adequate Protection, the Motion to Establish Reserves, and Fleet Retail’s Objection to the Motion to Establish Reserves remain unresolved and in dispute; and

      WHEREAS, the Trust and Fleet Retail have conducted good faith negotiations in an attempt to resolve these disputes;

      NOW, THEREFORE, the Trust and Fleet Retail hereby stipulate as follows and request this Court to enter this Stipulation as an Order:

      1. The Trust shall create an undifferentiated reserve (the “Fleet Retail Reserve”) in the amount of $11,000,000.00 for the claims of Fleet Retail arising either from (i) its claims for legal fees and expenses arising out of a successful defense of either or both (a) the litigation currently pending between the Trust and Fleet Retail and others, styled as the Official Committee of Unsecured Creditors v. Fleet Retail Finance, Inc., et als, U.S.D.C., Delaware, Docket No. 00-840-RRM (the “Committee Action”) and (b) the litigation currently pending between the Trust and Fleet Retail, styled as HSBC Bank USA v. BankBoston Retail Finance, Inc., U.S.D.C., Delaware, Docket No. 00-973-SLR (the “Bondholder Action”) or its (ii) claim of adequate protection in the event of an adverse ruling against Fleet Retail in the Bondholder Action that results in the reinstatement of Fleet Retail’s liens and claims as provided for in the Interim and Final DIP Orders;

      2. The Fleet Retail Reserve shall be funded from two distinct sources.

(a) $5,000,000.00 of the Fleet Retail Reserve shall be funded immediately from the assets held by the Trust;

(b) The remaining $6,000,000.00 shall be funded from the preference recoveries obtained by the Trust after May 31, 2002. Of this component, $1,900,000.00 shall be funded immediately from preference recoveries already obtained and currently held by the Trust. The remaining $4,100,000.00 of this component shall be funded by all net preference recoveries received by the Trust on and after this date from the parties against whom the Debtors or the Trust have made demand for the return of preferential payments (the “Preference Defendants”) as they are received until the Fleet Retail

Reserve is fully funded to the amount of $11,000,000.00. As used herein, net preference recoveries shall mean the amount after (i) payment of fees and expenses for collection of such preference recoveries and (ii) distributions to be made on account of claims of said Preference Defendants. The Trust and Fleet Retail agree that all net preference recoveries on a first monies in basis shall be earmarked for the Fleet Retail Reserve until the Fleet Retail Reserve is fully funded. The Trust, on a monthly basis, will provide Fleet Retail with an updated accounting of amounts added to the Fleet Retail Reserve, and the current balance of the Fleet Retail Reserve.

(c) In connection with sub-paragraph (b), the Trust hereby represents that it expects that there will be sufficient preference recoveries to fully fund the Fleet Retail Reserve.

      3.     In the event that the Bondholder Action is resolved in favor of Fleet Retail (by a final, non-appealable order or settlement approved by the Bankruptcy Court) prior to the resolution of the Committee Action, then Fleet Retail shall have the right to seek immediate reimbursement of the reasonable legal fees and expenses incurred by Fleet Retail in defense of the Bondholder Action as provided for in the Interim and Final DIP Orders (subject to a review of that application by the Bankruptcy Court). Any such reimbursement will be funded exclusively from the Fleet Retail Reserve. In the event that more than $7,500,000.00 remains in the Fleet Retail Reserve after any such reimbursement, the Fleet Retail Reserve will be reduced to $7,500,000.00 and the Trust shall be free to use any excess in accordance with the provisions of the Plan of Liquidation and the orders of the Bankruptcy Court.

      4.     In the event that the Committee Action is resolved in favor of Fleet Retail (by a final, non-appealable order or settlement approved by the Bankruptcy Court) prior to the resolution of the Bondholder Action, then Fleet Retail shall have the right to seek immediate reimbursement of the reasonable legal fees and expenses incurred by Fleet Retail in defense of the Committee Action as provided for in the Interim and Final DIP Orders (subject to a review of that application by the Bankruptcy Court). Any such reimbursement will be funded exclusively from the Fleet Retail Reserve. After any such reimbursement, all amounts remaining in the Fleet Retail Reserve shall continue to be held in the Fleet Retail Reserve pending resolution of the Bondholder Action.

      5.     In the event that the Bondholder Action is resolved against Fleet Retail (by a final, non-appealable order or settlement approved by the Bankruptcy Court), then Fleet Retail shall have the right, in its discretion, to have the entire remaining Fleet Retail Reserve, or any portion thereof, held by the Trust as adequate protection to the extent the Fleet Retail’s liens and claims are reinstated as provided for in the Interim and Final DIP Orders.

      6.     Upon the approval of this Stipulation by the Bankruptcy Court, Fleet Retail shall withdraw, with prejudice, the Motion to Increase the Fleet Reserve, the Renewed Motion for Adequate Protection, and its Objection to the Motion to Establish Reserves.

      7.     Fleet Retail and the Trust expressly reserve all rights and arguments of any nature in connection with the Bondholder Action and the Committee Action including, without limitation, those arguments that were presented in, and in opposition to, the Motion to Increase the Fleet Reserve and the Renewed Motion for Adequate Protection.

      WHEREFORE, the Trust and Fleet Retail request this Court to enter this Stipulation as an Order of the Court.

Respectfully submitted,

FLEET RETAIL FINANCE, INC.,	LIQUIDATION TRUST,

By its counsel,	By its counsel,

KLETT, ROONEY, LIEBER & SCHORLING, P.C.	PEPPER HAMILTON LLP

/s/ TERESA K. D. CURRIER	/s/ AARON A. GARBER

Teresa K. D. Currier, Esquire (I.D. 3080)
Richard S. Cobb, Esquire (I.D. 3157)
Klett, Rooney, Lieber & Schorling, P.C.
The Brandywine Building
1000 West Street, Suite 1410
Wilmington, Delaware 19801
(302) 552-4200

and

Paul S. Samson, Esquire
Jeffrey D. Ganz, Esquire
Riemer & Braunstein LLP
Three Center Plaza
Boston, Massachusetts 02108
(617) 523-9000	David B. Stratton (DE No. 960) David M. Fournier (DE No. 2812) Aaron A. Garber (DE No. 3837) 1201 Market Street Suite 1600, P.O. Box 1709 Wilmington, Delaware 19899 August 9, 2002

August 9, 2002

SO ORDERED:

This 9 day of August, 2002

/s/ PETER J. WALSH

Chief United States Bankruptcy Judge